Exhibit 99.1

3PEA Reports Third Quarter 2015 Financial Results

November 16, 2015 02:05 PM Mountain Standard Time

HENDERSON, Nev.(BUSINESS WIRE) 3PEA International, Inc. (“3PEA” or the “Company”) (OTCQB: TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, reported financial results for the quarter ended September 30, 2015.

Q3 2015 Highlights

●	Revenues increased 19% to $2.0 million compared to $1.7 million in the same year ago quarter.
●	Gross profit increased to $1.1 million, or 54.3% of total revenue, compared to $0.6 million, or 36.7% of total revenue, in the same year ago quarter.
●

Net loss was $2.6 million, or $(0.06) per share, compared to net income of $31,000, or $0.00 per diluted share, in the same year ago quarter. The loss is primarily due to the legal settlement of $2.5 million, which the company recorded as a charge in the third quarter of 2015.

●	The company increased its presence in the plasma donation payments space by adding four new centers in the quarter. Currently, the Company provides payment services to 91 plasma donation centers. 3PEA expects revenues from these centers to increase as they mature.

Management Commentary

“The increase in revenue in the third quarter was a result of growth in our corporate incentive prepaid solutions, particularly in plasma donation payment services,” said Brian Polan, Chief Financial Officer of 3PEA International. “More importantly, we continue to experience significant gross margin expansion as a result of our growth in plasma donation payment services and the successful transition of our programs to the PaySign platform. Looking ahead, we expect to see additional gross margin improvement. We have developed a robust sales pipeline and remain focused on expanding our product offerings in new and existing markets.”

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Q3 2015 Financial Results

Total revenues in the third quarter of 2015 increased 19% to $2.0 million, compared to $1.7 million in the same year ago quarter. This increase was primarily due to growth in plasma donation payment services.

Gross profit in the third quarter of 2015 increased to $1.1 million, or 54.3% of total revenues, compared to $0.6 million, or 36.7% of total revenues, in the year ago quarter. Our gross profit margins improved due to the launch of new card programs, the successful transition of existing card programs to our PaySign platform and growth in our plasma donation programs. We believe that our gross profit margins will continue to improve as we add new card programs to the PaySign Platform.

Selling, general and administrative expenses for the three months ended September 30, 2015, were $1.2 million, an increase of $0.7 million compared to the same period in the prior year. The increase in selling, general and administrative expenses was primarily due to expenses related to increased customer support staffing, expenses related to a legal settlement and our planned expansion in the European Union. The remaining increase in selling, general and administrative expenses was due to additional staffing in sales, finance and technology which was within expectations.

Other expenses for the three months ended September 30, 2015, was $2.6 million, an increase of $2.5 million compared to the same period in the prior year. The increase in other expenses was primarily due to a one time legal settlement of $2.5 million which the Company entered into on October 2, 2015, which was recorded as a charge as of September 30, 2015.

Net loss for the three months ended September 30, 2015, was $2.6 million, or $(0.06) per share, compared to net income of $31,077, or $0.00 per diluted share, in the year ago quarter. The decrease in net income is due to the abovementioned factors.

About 3PEA International

3PEA International (OTCQB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA designs and develops payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies and source plasma providers, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc. in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitter and Facebook.

Forward Looking Statements

Certain statements in this news release may contain forward looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forwardlooking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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3PEA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2015 AND DECEMBER 31, 2014

(UNAUDITED)

	September 30, 2015	December 31, 2014
ASSETS
Current assets
Cash	$2,595,129	$3,886,968
Cash restricted	7,496,902	7,792,255
Accounts receivable	25,329	86,658
Prepaid Expenses and other assets	169,329	214,502
Total current assets	10,286,689	11,980,383

Fixed assets, net	274,085	206,929

Intangible and other assets
Deposits	4,451	4,451
Intangible assets, net	1,100,922	765,719

Total assets	$11,666,147	$12,957,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$255,217	$680,159
Customer card funding	7,496,902	7,792,255
Legal settlement payable - current portion	2,000,000	–
Stocks payable - related parties	116,887	680,000
Notes payable - related parties	–	700,440
Notes payable	177,922	325,446
Total current liabilities	10,046,928	10,178,300

Long-term liabilities
Legal settlement payable - long-term portion	500,000	–
Total long-term liabilities	500,000	–

Total liabilities	10,546,928	10,178,300

Stockholders' equity
Common stock: $0.001 par value;150,000,000 shares authorized, 42,498,965 and 36,669,106 issued and outstanding at September 30, 2015 and December 31, 2015	42,499	36,669
Additional paid-in capital	6,576,768	5,634,886
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Accumulated deficit	(5,268,951)	(2,790,075)
Total 3Pea International, Inc.'s stockholders' equity	1,200,316	2,731,480
Noncontrolling interest	(81,097)	47,702

Total stockholders' equity	1,119,219	2,779,182

Total liabilities and stockholders' equity	$11,666,147	$12,957,482

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3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2015

(UNAUDITED)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Revenues	$2,033,548	$1,707,446	$5,943,165	$5,348,230
Cost of revenues	929,007	1,080,124	2,954,871	3,712,608
Gross profit	1,104,541	627,322	2,988,294	1,635,622

Operating expenses
Depreciation and amortization	74,973	36,657	219,780	106,229
Selling, general and administrative	1,270,792	543,413	2,856,737	1,632,820

Total operating expenses	1,345,765	580,070	3,076,517	1,739,049

Income (loss) from operations	(241,224)	47,252	(88,223)	(103,427)

Other income (expense)
Gain on debt extinguishment	–	–	11,338	–
Other expenses	(5,325)	–	(5,325)	–
Legal settlement	(2,500,000)	–	(2,500,000)	–
Interest expense	(4,280)	(16,331)	(25,465)	(48,390)
Total other income (expense)	(2,509,605)	(16,331)	(2,519,452)	(48,390)

Income (loss) before provision for income taxes and noncontrolling interest	(2,750,829)	30,921	(2,607,675)	(151,817)
Provision for income taxes	–	–	–	–
Net income (loss) before noncontrolling interest	(2,750,829)	30,921	(2,607,675)	(151,817)
Net loss attributable to the noncontrolling interest	138,533	156	128,799	397
Net income (loss) attributable to 3Pea International, Inc.	$(2,612,296)	$31,077	$(2,478,876)	$(151,420)

Net income (loss) per common share - basic	(0.06)	0.00	(0.06)	(0.00)

Net income (loss) per common share - fully diluted	N/A	0.00	N/A	N/A

Weighted average common shares outstanding - basic	42,156,010	38,959,183	38,675,142	38,979,069

Weighted average common shares outstanding - fully diluted	N/A	42,419,683	N/A	N/A

Contacts

3PEA International, Inc.

Brian Polan, 1-702-749-7234

Chief Financial Officer

bpolan@3pea.com

www.3pea.com

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